SUB—ITEM 77Q1: Exhibits

EX-99Q1(e): Copies of any new or amended Registrant investment advisory contracts

(e) (1) Amended and Restated Exhibit A dated November 17, 2017 to the Management Agreement between Northern Funds (on behalf of the Multi-Manager Funds) and Northern Trust Investments, Inc. is hereby incorporated by reference to Exhibit (d)(5) to Post-Effective Amendment No. 136 filed with the Commission on November 17, 2017 (Accession No. 0001193125-17-347104).

(e) (2) Expense Reimbursement Agreement dated November 17, 2017 between the Registrant (on behalf of the Northern Engage360™ Fund) and Northern Trust Investments, Inc. is hereby incorporated by reference to Exhibit (d)(15) to Post-Effective Amendment No. 136 filed with the Commission on November 17, 2017 (Accession No. 0001193125-17-347104).

(e) (3) Investment Sub-Advisory Agreement between Northern Trust Investments, Inc. and Ariel Investments, LLC dated November 17, 2017 is hereby incorporated by reference to Exhibit (d)(58) to Post-Effective Amendment No. 136 filed with the Commission on November 17, 2017 (Accession No. 0001193125-17-347104).

(e) (4) Investment Sub-Advisory Agreement between Northern Trust Investments, Inc. and Aristotle Capital Management, LLC dated November 17, 2017 is hereby incorporated by reference to Exhibit (d)(59) to Post-Effective Amendment No. 136 filed with the Commission on November 17, 2017 (Accession No. 0001193125-17-347104).

(e) (5) Investment Sub-Advisory Agreement between Northern Trust Investments, Inc. and Denver Investment Advisors LLC dated November 17, 2017 is hereby incorporated by reference to Exhibit (d)(61) to Post-Effective Amendment No. 136 filed with the Commission on November 17, 2017 (Accession No. 0001193125-17-347104).

(e) (6) Investment Sub-Advisory Agreement between Northern Trust Investments, Inc. and EARNEST Partners, LLC dated November 17, 2017 is hereby incorporated by reference to Exhibit (d)(62) to Post-Effective Amendment No. 136 filed with the Commission on November 17, 2017 (Accession No. 0001193125-17-347104).

(e) (7) Investment Sub-Advisory Agreement between Northern Trust Investments, Inc. and Strategic Global Advisors, LLC dated November 17, 2017 is hereby incorporated by reference to Exhibit (d)(65) to Post-Effective Amendment No. 136 filed with the Commission on November 17, 2017 (Accession No. 0001193125-17-347104).

(e) (8) Investment Sub-Advisory Agreement between Northern Trust Investments, Inc. and Lazard Asset Management LLC dated October 10, 2017 is hereby incorporated by reference to Exhibit (d)(64) to Post-Effective Amendment No. 136 filed with the Commission on November 17, 2017 (Accession No. 0001193125-17-347104).

(e) (9) Investment Sub-Advisory Agreement between Northern Trust Investments, Inc. and Thompson, Siegel & Walmsley LLC dated October 10, 2017 is hereby incorporated by reference to Exhibit (d)(66) to Post-Effective Amendment No. 136 filed with the Commission on November 17, 2017 (Accession No. 0001193125-17-347104).

(e) (10)	NORTHERN FUNDS

SUB-ADVISORY AGREEMENT

Multi-Manager Global Real Estate Fund

Sub-Advisory Agreement (this “Agreement”) entered into as of the 20 day of November, 2017, by and among Northern Trust Investments, Inc. (the “Adviser”), and Massachusetts Financial Services Company, a Delaware corporation (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into a Management Agreement with Northern Funds (the “Trust”) dated as of June 30, 2014 (“Management Agreement”), relating to the provision of portfolio management and administration services to the Multi-Manager Global Real Estate Fund, a series of the Trust (the “Fund”);

WHEREAS, the Management Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Management Agreement to one or more sub-advisers;

WHEREAS, the Adviser and the Trustees of the Trust desire to retain the Sub-Adviser to render portfolio management services to the Fund in the manner and on the terms set forth in this Agreement, and the Sub-Adviser is willing to provide such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Sub-Advisory Services.

(a)	The Adviser hereby appoints the Sub-Adviser to act as an investment adviser to the Fund for the periods and on the terms herein set forth. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b)

The Sub-Adviser shall, subject to the supervision and oversight of the Adviser, manage the investment and reinvestment of such portion of the assets of the Fund, as the Adviser may from time to time allocate to the

Sub-Adviser for management (the “Sub-Advised Assets”). The Sub-Adviser shall manage the Sub-Advised Assets in conformity with (i) the investment objective, policies and restrictions of the Fund set forth in the Trust’s prospectus and statement of additional information relating to the Fund, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, reasonably established by the Adviser, the Trust’s Chief Compliance Officer, or by the Trust’s Board of Trustees (“Board”) that have been furnished in writing to the Sub-Adviser, (ii) the asset diversification tests applicable to regulated investment companies pursuant to section 851(b)(3) of the Internal Revenue Code, (iii) the reasonable written instructions and directions received from the Adviser and the Trust as delivered; and (iv) the requirements of the Investment Company Act of 1940 (the “1940 Act”), the Investment Advisers Act of 1940 (“Advisers Act”), and all other federal and state laws applicable to registered investment companies and the Sub-Adviser’s duties under this Agreement, all as may be in effect from time to time, each as applicable to the services provided by the Sub-Adviser pursuant to this Agreement. The foregoing are referred to below together as the “Policies.” The Sub-Adviser offers no guarantee of investment performance, profitability, or that the Fund’s performance objective will be met.

For purposes of compliance with the Policies, the Adviser acknowledges that the Sub-Adviser is not the compliance agent for the Trust, the Fund or the Adviser and does not have access to all of the Fund’s books and records necessary to perform certain compliance testing with respect to all portfolio holdings of the Fund. To the extent that the Sub-Adviser has agreed to perform the services specified in this Agreement, the Sub-Adviser shall perform such services based upon its books and records with respect to the Fund, which comprise a portion of the Fund’s books and records and upon written instructions and information received from the Fund or the Adviser, and the Sub-Adviser shall be entitled to treat the Sub-Advised Assets as though the Sub-Advised Assets constituted the entire Fund, and the Sub-Adviser shall not be responsible in any way for the compliance of any assets of the Fund, other than the Sub-Advised Assets, with the Policies. Subject to the foregoing, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Adviser, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Fund, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Sub-Advised Assets may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Sub-Adviser shall determine. Notwithstanding the foregoing provisions of this Section 1(b), however, (i) the Sub-Adviser shall, upon and in accordance with written instructions from the Adviser, effect such portfolio transactions for the Sub-Advised Assets as the Adviser shall determine are necessary in order for the Fund to comply with the Policies, and (ii) upon reasonable notice to the Sub-Adviser, the Adviser may effect in-kind redemptions with shareholders of the Fund with securities included within the Sub-Advised Assets.

The Sub-Adviser shall not be responsible for fund administration services, such as fund accounting and tax services, with respect to the Fund. The Adviser and the Trust further acknowledge and agree that the Sub-Adviser is not the pricing agent or the valuation agent for the Fund and does not have responsibility for determining the value of any asset held by the Fund.

(c)

Absent instructions from the Adviser or the officers of the Trust to the contrary, the Sub-Adviser shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer or other person who deals in the securities in which the Fund is trading. With respect to common and preferred stocks, in executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser shall seek to obtain the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or other account(s) over which the Sub-Adviser and/or an affiliate of the Sub-Adviser exercises investment discretion. With respect to securities other than common and preferred stocks, in placing orders with brokers, dealers or other persons, the Sub-Adviser shall attempt to obtain the best net price and execution of its orders, provided that to the extent the execution and price available from more than one broker, dealer or other such person are believed to be comparable, the Sub-Adviser may, at its discretion but subject to applicable law, select the executing broker, dealer or such other person on the basis of the Sub-Adviser’s opinion of the reliability and quality of such broker, dealer or such other person; broker or dealers selected by the Sub-Adviser for the purchase and sale of securities or other investment instruments for the Sub-Advised Assets may include brokers or dealers affiliated with the Sub-Adviser, provided such orders comply with Rules 17e-1 and 10f-3 under the 1940 Act and the Trust’s Rule 17e-1 and Rule 10f-3 Procedures, respectively, in all respects or any other applicable exemptive rules or orders applicable to the

Sub-Adviser. Notwithstanding the foregoing, the Sub-Adviser will not effect any transaction with a broker or dealer that is an “affiliated person” (as defined under the 1940 Act) of the Sub-Adviser or the Adviser without the prior approval of the Adviser. The Adviser shall provide the Sub-Adviser with a list of brokers or dealers that are affiliated persons of the Adviser or the Fund as such may be amended from time to time and shall provide the Sub-Adviser with a list of all publicly traded affiliates of the Adviser or the Fund that may not be purchased by the Fund (such list shall include security name, cusip number, sedol and/or applicable ticker), as such may be amended from time to time. All such information shall be conveyed to the Sub-Adviser in a timely manner so as to permit the Sub-Adviser to take such actions as may be required in an orderly fashion.

(d)	Sub-Adviser shall have full discretionary authority to (a) buy, sell, hold, exchange, convert or otherwise deal in any manner in the Sub-Advised Assets; (b) place orders for the execution of the Sub-Advised Assets and other transactions with or through such brokers, dealers, counter-parties, issuers, agents or arrangers as the Sub-Adviser may select; and (c) execute and negotiate, on behalf of the Fund, such brokerage, subscription and other agreements and documents as the Sub-Adviser deems necessary or appropriate in connection with the Sub-Advised Assets’ investment activities and ancillary documents related to the foregoing, including, without limitation, transaction terms sheets and confirmations, certifications regarding the Fund’s status as an accredited investor, qualified institutional buyer or qualified purchaser, and certifications regarding other factual matters as may be requested by brokers, dealers or counterparties in connection with the Sub-Adviser’s management of the Sub-Advised Assets; provided, however, that the Sub-Adviser receives the express agreement and consent of the Adviser and/or the Trust’s Board to execute derivatives agreements, which consent shall not be unreasonably withheld.

(e)	The Sub-Adviser acknowledges that the Adviser and the Trust may rely on Rules 17a-7, 17a-10, 10f-3 and 17e-1 under the 1940 Act, and the Sub-Adviser hereby agrees that it shall not consult with any other investment adviser to the Trust with respect to transactions in securities for the Sub-Advised Assets or any other transactions in the Trust’s assets, other than for the purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

(f)

The Sub-Adviser has provided the Adviser with a true and complete copy of its compliance policies and procedures for compliance with “federal securities laws” (as such term is defined under Rule 38a-1 of the 1940 Act) and Rule 206(4)-7 of the Advisers Act (the “Sub-Adviser Compliance Policies”). The Sub-Adviser’s chief compliance officer (“Sub-Adviser CCO”) or his or her delegate shall provide to the Trust’s

Chief Compliance Officer (“ Trust CCO”) or his or her delegatee promptly (and in no event more than 10 business days following each calendar quarter (other than with respect to (iii) and (iv) which shall be provided annually) the following:

(i)	a report of any material changes to the Sub-Adviser Compliance Policies;

(ii)	a report of any “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Sub-Adviser Compliance Policies;

(iii)	a copy of the Sub-Adviser CCO’s report with respect to the annual review of the Sub-Adviser Compliance Policies pursuant to Rule 206(4)-7 under the Advisers Act; and

(iv)	an annual (or more frequently as the Trust CCO may reasonably request) certification regarding the Sub-Adviser’s compliance in all material respects with Rule 206(4)-7 under the Advisers Act and Section 38a-1 of the 1940 Act (only as applicable to the services provided by the Sub-Adviser hereunder) as well as the foregoing sub-paragraphs (i) – (iii).

(g)	The Sub-Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Fund as well as other fiduciary or agency accounts managed by the Sub-Adviser, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best overall terms available and execution with respect to common and preferred stocks and the best net price and execution with respect to other securities. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be most fair and equitable over time to the Fund and to its other accounts.

(h)	The Sub-Adviser, in connection with its rights and duties with respect to the Fund and the Trust shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

(i)	The services of the Sub-Adviser hereunder are not deemed exclusive and the Sub-Adviser shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby.

(j)	The Sub-Adviser shall furnish the Adviser and the administrators of the Trust (together, the “Administrators”) monthly, quarterly and annual reports concerning portfolio transactions and performance of the Sub-Advised Assets as the Adviser may reasonably determine in such form as may be mutually agreed upon, and agrees to review the Sub-Advised Assets with the Adviser and discuss the management of them. The Sub-Adviser shall promptly respond to requests by the Adviser, the Administrators to the Trust, and the Trust CCO or their delegates for copies of the pertinent books and records maintained by the Sub-Adviser relating directly to the Fund. The Sub-Adviser shall also provide the Adviser with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by them from time to time, including without limitation all material reasonably requested by or required to be delivered to the Board.

(k)	Unless otherwise reasonably instructed to do so in writing by the Adviser and with adequate notice prior to any deadline to vote proxies, the Sub-Adviser shall not have the power, discretion or responsibility to vote any proxies in connection with securities in which the Sub-Advised Assets may be invested, and the Adviser shall retain such responsibility.

The Sub-Adviser shall (i) determine the manner in which all rights to consent to corporate actions, conversion rights, subscription rights, tender rights, appraisal rights and any other corporate action rights pertaining to any portfolio securities held by the Sub-Advised Assets shall be exercised, and/or (ii) execute all such certificates, consents and other documents necessary or appropriate to effectuate the powers of the Sub-Adviser under this Agreement.

The Sub-Adviser will not file class action or bankruptcy proof of claim forms for or on behalf of the Trust or the Fund or otherwise exercise any rights of the Adviser or the Trust or the Fund may have with respect to participating in, commencing or defending suits or legal proceedings involving securities or issuers of securities held in, or formerly held in, the Fund, unless the Sub-Adviser, the Adviser and the Trust mutually agree in writing that the Sub-Adviser may take such actions.

(l)	The Sub-Adviser shall cooperate promptly and fully with the Adviser and/or the Trust in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Trust, the Fund or the Adviser brought by any governmental or regulatory authorities. The Sub-Adviser shall provide to the Trust CCO or his or her delegate notice of any deficiencies that are identified by the United States Securities and Exchange Commission (“SEC”) in written correspondence to the Sub-Adviser and that relate to the services provided by the Sub-Adviser to the Fund pursuant to this Agreement. The Sub-Adviser shall provide such notification within a reasonable period after receiving the correspondence. The Sub-Adviser shall provide additional information with respect to such deficiencies as is reasonably requested by the Trust CCO or his or her delegatee.

(m)	The Sub-Adviser shall be responsible for the preparation and filing of Schedule 13G and Form 13F on behalf of the Sub-Advised Assets. The Sub-Adviser shall not be responsible for the preparation or filing of any other reports required on behalf of the Sub-Advised Assets, except as may be expressly agreed to in writing.

(n)	The Sub-Adviser shall maintain separate detailed records of all matters pertaining to the Sub-Advised Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request, although the Sub-Adviser may, at its own expense, make and retain a copy of such records to the extent necessary for the Sub-Adviser to comply with the Advisers Act or other applicable law. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(o)	The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to materially impair the Sub-Adviser’s ability to fulfill its commitments under this Agreement.

2.	Representations and Warranties of the Parties

(a)	The Sub-Adviser represents and warrants to the Adviser as follows:

(i)	The Sub-Adviser is a registered investment adviser under the Advisers Act;

(ii)	The Form ADV that the Sub-Adviser has previously provided to the Adviser is a true and complete copy of the form as currently filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Adviser will promptly provide the Adviser and the Trust with a complete copy of all subsequent amendments to its Form ADV as required by applicable law;

(iii)	The Sub-Adviser will carry at all times professional errors and omissions liability insurance covering services provided hereunder by the Sub-Adviser in an appropriate amount, which insurance shall be primary to any insurance policy carried by the Adviser;

(iv)	The Sub-Adviser will furnish the Adviser with certificates of insurance in forms and substance reasonably acceptable to the Adviser evidencing the coverages specified in paragraph 2(a)(iii) hereof and will provide notice of termination of such coverages, if any, to the Adviser and the Trust, all as promptly as reasonably possible. The Sub-Adviser will notify the Adviser promptly, and in any event within 10 business days, when the Sub-Adviser receives notice of any termination of the specified coverage; and

(v)	This Agreement has been duly authorized and executed by the Sub-Adviser.

(b)	The Adviser represents and warrants to the Sub-Adviser as follows:

(i)	The Adviser is registered under the Advisers Act;

(ii)	Each of the Adviser and the Trust has duly authorized the execution of this Agreement by the Adviser;

(iii)	The Adviser certifies that as of the date of this Agreement the Fund is a Qualified Institutional Buyer (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Adviser will promptly notify the Sub-Adviser if the Fund ceases to be a QIB; the Adviser represents and warrants that the Fund is not a “restricted person” under Rule 5130 and Rule 5131 of the Financial Industry Regulatory Authority Inc. (“FINRA”) and thus the Fund is not prohibited from participating in the allocation of initial public offerings of securities offered by FINRA members;

(iv)	The Adviser hereby acknowledges receipt of the Sub-Adviser’s Form ADV Part 2A as most recently filed with the SEC and relevant Form ADV Part(s) 2B, and Adviser hereby consents to electronic delivery thereof and to electronic delivery of any Form ADV amendments and/or annual updates provided by the Sub-Adviser to the Adviser as required by applicable law;

(v)	With respect to the Fund, the Adviser is excluded from the definition of a CPO pursuant to CFTC Regulation 4.5 and the Adviser (A) filed the notice required by CFTC Regulation 4.5(c) and shall re-affirm such notice annually as required and (B) will promptly notify the Sub-Adviser if it withdraws such notice or can no longer rely on the exclusion pursuant to CFTC Regulation 4.5 with respect to the Fund; and

(vi)	The Adviser hereby acknowledges to the Sub-Adviser that: (i) the Sub-Adviser is a registered Commodity Trading Advisor (“CTA”) but, to the extent that the Sub-Adviser provides commodity interest trading advice to the Fund, it will do so as if it was exempt from registration as a CTA.

3.	Obligations of the Adviser.

(a)	The Adviser shall provide (or cause the Fund’s Custodian (as defined in Section 3 hereof) to provide) timely information to the Sub-Adviser regarding such matters as the composition of the Sub-Advised Assets, cash requirements and cash available for investment in the Sub-Advised Assets, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

(b)	The Adviser has furnished the Sub-Adviser with a copy of the prospectus and statement of additional information of the Fund and agrees during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto before the time the revisions or supplements become effective. The Adviser agrees to furnish the Sub-Adviser with copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information that the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

4. Custodian. The Adviser shall provide the Sub-Adviser with a copy of the Fund’s agreement with the custodian designated to hold the assets of the Fund (the “Custodian”) and any material modifications thereto (the “Custody Agreement”) that may affect the Sub-Adviser’s duties, copies of such modifications to be provided to the Sub-Adviser reasonably in advance of the effectiveness of such modifications. The Sub-Advised Assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Sub-Adviser shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reasonable reliance upon instruction given to the Custodian by a representative of the Sub-Adviser properly authorized hereunder to give such instruction in connection with, and to facilitate, Sub-Adviser’s management of the Sub-Advised Assets pursuant to this Agreement. Any assets added to the Fund shall be delivered directly to the Custodian.

5. Use of Name. During the term of this Agreement, the Adviser shall have permission to use the name “Massachusetts Financial Services Company” or “MFS Investment Management” in the Trust’s Prospectus and SAI or other filings, forms or reports required under applicable law, so long as this Agreement is in effect. Neither the Trust nor the Adviser shall use the Sub-Adviser’s name or logo in promotional or sales related or marketing materials of the Fund without prior review and approval by the Sub-Adviser (which approval shall not be unreasonably withheld). If the Adviser does not receive a response from the Sub-Adviser with respect to such materials within seven business days of its submission for approval, such materials shall be deemed accepted by the Sub-Adviser. The Sub-Adviser agrees that the Adviser may request that the Sub-Adviser approve use of a certain type of marketing material, and that the Adviser need not provide for approval each additional piece of marketing material that is of substantially the same type.

During the term of this Agreement, the Sub-Adviser shall not use the Adviser’s name or the Trust’s name or refer directly or indirectly to the Sub-Adviser’s relationship with the Trust, the Fund or the Adviser without the prior consent of the Adviser, except as required by law, rule, regulation or upon the request of a governmental authority and only upon providing written notice to the Adviser and the Trust. However, the Adviser hereby consents to the Sub-Adviser referencing the Adviser or the Fund on a representative client list, incorporating the performance of the Sub-Advised Assets in its composite performance, and any other reference which merely refers in accurate terms to the appointment of the Sub-Adviser hereunder.

6. Expenses. During the Term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with the performance of its duties under paragraph 1 hereof other than the cost (including taxes, brokerage commissions and other transaction costs, if any) of the securities or other investment instruments purchased or sold for the Fund.

7. Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid the fees in the amounts and in the manner set forth in Appendix A hereto.

8. Independent Contractor Status. The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

9.	Liability and Indemnification.

(a)

Liability. The duties of the Sub-Adviser shall be confined to those expressly set forth herein with respect to the Sub-Advised Assets. The Sub-Adviser shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. Under no circumstances shall the Sub-Adviser be liable for any loss arising out of any act or omission taken by another sub-adviser, or any other third party, in respect of any portion of the Trust’s assets not managed by the Sub-Adviser pursuant to this Agreement.

(b)	Indemnification.

(i)	The Sub-Adviser shall indemnify the Adviser, the Trust and the Fund, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Trust or the Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser’s material breach of this Agreement or its representations and warranties herein or as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties hereunder.

(ii)	The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons (the “Sub-Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, the Adviser’s material breach of this Agreement or their representations and warranties herein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of their duties hereunder or violation of applicable law; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

10. Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and:

(a)	unless otherwise terminated, this Agreement shall continue in effect until June 30, 2018, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval;

(b)	this Agreement may at any time be terminated either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund;

(c)	this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Management Agreement; and

(d)	this Agreement may be terminated by the Sub-Adviser on 60 days’ written notice to the Adviser and the Trust, or by the Adviser immediately upon notice to the Sub-Adviser.

Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty.

11. Amendment. This Agreement may be amended at any time by mutual consent in writing of the Adviser and the Sub-Adviser, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, the Adviser, or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

12. Assignment. The Sub-Adviser may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act. The Sub-Adviser shall notify the Adviser in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Trust and/or the Adviser to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Sub-Advisory Agreement with the Sub-Adviser, and (c) prepare, file, and deliver any disclosure document to the Fund’s shareholders as may be required by applicable law.

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to paragraph 10 (c) hereof) and, to the extent provided in paragraph 9 hereof, each Sub-Adviser and Adviser Indemnified Person. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time. The Trust is an intended third-party beneficiary of this Agreement. The parties to this Agreement do not intend for this Agreement to benefit any other third party, including without limitation a record owner or beneficial owner of shares of the Fund. The terms of this Agreement may be enforced solely by a party to this Agreement, the Trust and the Fund.

14. Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement. The parties acknowledge and agree that there is no intention that any party will receive any non-public personal information regarding the other party’s customers or consumers in connection with the services to be performed under this Agreement.

15. Confidentiality. Any information or recommendations supplied by either the Adviser or the Sub-Adviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required to comply with applicable laws, or rules or regulations, subpoenas or court orders or as requested by regulatory authorities having jurisdiction over a party to this Agreement or as otherwise expressly agreed to in writing by the parties, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the Custodian, and such persons as the Adviser may designate in connection with the Sub-Advised Assets.

16. Client Information Security: Pursuant to the Gramm-Leach-Bliley Act, the Sub-Adviser agrees to implement reasonable measures that are designed to:

1)	Ensure the security and confidentiality of any of the Fund’s shareholder personal information (“Shareholder Information”) in Sub-Adviser’s possession or control;

2)	Protect against any anticipated threat or hazards to the security or integrity of Shareholder Information;

3)	Protect against unauthorized access to or use of Shareholder Information that could result in substantial harm or inconvenience to any Fund shareholder; and

4)	Ensure the proper disposal of Shareholder Information.

The Sub-Adviser also agrees to notify Adviser as soon as possible of any security breach or acquisition of Shareholder Information by an unauthorized person.

17. Notices. Any notice herein required is to be in writing and is deemed to have been given to the other party upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or similar means of delivery that provide evidence of receipt.

All notices to Adviser shall be sent to:

Northern Trust Investments, Inc.

300 Atlantic Street, 4th floor

Stamford, CT 060901

Attn: Melissa Standring

With a copy to the Legal Department at:

The Northern Trust Company

Legal Department- Northern Funds

50 South LaSalle Street

Chicago, IL 60603

All notices to Sub-Adviser shall be sent to:

Massachusetts Financial Services Company

Attn: Legal Department

111 Huntington Avenue

Boston, MA 02199

E-mail: InstitutionalClientService@mfs.com

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois.

NORTHERN TRUST INVESTMENTS, INC.

By: /s/ Nina Staley
Name: Nina B. Staley
Title: Senior Vice President

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By: /s/ Carol Geremia
Name:
Title:

Appendix A

Sub-Advisory Fees

As full compensation for the services and expenses assumed by the Sub-Adviser pursuant to this Agreement, the Sub-Adviser shall be entitled to a fee paid by the Adviser and determined in accordance with the following provisions:

1.	Sub-Adviser’s Fee. The Sub-Adviser’s fee shall be calculated monthly and will be equal to (i) the product of (a) the average of the value of the Sub-Advised Assets on each “Valuation Date” during the applicable calendar month times (b) the “Aggregate Assets Fee Rate” times (c) the total days in the applicable calendar month, divided by (ii) total days in the year. If the Sub-Adviser provides investment advisory services for less than a full calendar month, the fee will be pro-rated based on the actual number of days during the month that the Sub-Adviser provided services to the Fund. The Adviser shall pay the Sub-Adviser’s fee monthly in arrears and within 30 days after the end of the applicable calendar month.

2.	Definitions.

(a)	“Valuation Date” shall mean (i) the close of business on each day in each month for the Sub-Advised Assets; and (ii) the close of business on the last day of each month for the “Other Accounts.”

(b)	“Other Accounts” shall mean all of the accounts and funds, other than the Sub-Advised Assets, managed by the Sub-Adviser for or on behalf of Northern Trust Investments, Inc. and/or its affiliates that have the same investment strategy for which the Sub-Adviser is being engaged pursuant to this Agreement.

(c)	“Aggregate Assets Fee Rate” shall mean the quotient of fees calculated by applying “Aggregate Assets” to the “Aggregate Assets Fee Schedule” and dividing by the “Aggregate Assets.”

(d)	“Aggregate Assets Fee Schedule” shall mean the following annual fee schedule:

[Material Redacted Pursuant to an Exemptive Order Issued by the U.S. Securities and Exchange Commission]

(e)	“Aggregate Assets” shall mean the value of the Sub-Advised Assets and the Other Accounts on the Valuation Date during the applicable calendar month. The values for the Sub-Advised Assets and Other Accounts shall be as reported by the applicable custodian and fund administrator.

(f)	“Sub-Advised Assets” shall mean the assets managed by the Sub-Adviser pursuant to this Agreement.

(e) (11)	NORTHERN FUNDS

AMENDMENT NO. 3 TO SUB-ADVISORY AGREEMENT

MULTI-MANAGER HIGH YIELD OPPORTUNITY FUND

This Amendment (“Amendment”), dated as of the 1st day of December, 2017, is entered into between Northern Trust Investments, Inc. (the “Adviser”), and DDJ Capital Management, LLC (“the Sub-Adviser”).

WHEREAS, the Adviser and Sub-Adviser have entered into a Sub-Advisory Agreement dated as of September 19, 2012, as amended by Amendment No. 1 dated as of October 3, 2012 and Amendment No. 2 dated as of June 30, 2014 (as so amended the “Agreement”), pursuant to which Board of Trustees of the Multi-Manager Funds (the “Board”) has appointed the Sub-Adviser to act as a sub-adviser to the Multi-Manager High Yield Opportunity Fund (the “Fund”); and

WHEREAS, the Adviser and Sub-Adviser now wish to amend the Agreement to change the sub-advisory fees payable to the Sub-Adviser; and

WHEREAS, the Board of Trustees of the Trust, including a majority of disinterested Trustees, has approved this Amendment No. 3 at an in person meeting on November 16, 2017;

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree to amend the Agreement as follows:

1. Effective December 1, 2017, Section 2(d) of Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

(d) “Aggregate Assets Fee Schedule” shall mean the following annual fee schedule:

[Material Redacted Pursuant to an Exemptive Order Issued by the U.S. Securities and Exchange Commission.]

2. Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

TRUSTEE

Northern Trust Investments, Inc.

By: /s/ Nina Staley
Nina B. Staley
Title: Senior Vice President

ADVISOR

DDJ Capital Management, LLC

By: /s/ David J. Breazzano
Name: David J. Breazzano
Title: President

(e) (12)	NORTHERN FUNDS

AMENDMENT NO. 4 TO SUB-ADVISORY AGREEMENT

ACTIVE M EMERGING MARKETS EQUITY FUND

This Amendment No. 4 (“Amendment”), dated as of the 23rd day of February, 2018, is entered into between Northern Trust Investments, Inc. (the “Adviser”) and Axiom International Investors LLC (“the Sub-Adviser”).

WHEREAS, the Adviser and Sub-Adviser have entered into a Sub-Advisory Agreement dated as of November 19, 2008, as amended, (the “Sub-Advisory Agreement”) pursuant to which Board of Trustees of the Northern Funds (the “Board”) has appointed the Sub-Adviser to act as a sub-adviser to the Active M Emerging Markets Equity Fund (the “Fund”);

WHEREAS, the Adviser and Sub-Adviser now wish to amend Appendix A to the Sub-Advisory Agreement to change the sub-advisory fees payable to the Sub-Adviser; and

WHEREAS, the Board, including a majority of disinterested Trustees, has approved this Amendment at an in person meeting on February 15, 2018;

NOW THEREFORE, the parties hereto, intending to be legally bound hereby agree to amend the Sub-Advisory Agreement as follows:

1. Effective March 1, 2018, the defined term “Aggregate Assets Fee Schedule” under Section 2(d) of Appendix A of the Sub-Advisory Agreement is hereby deleted in its entirety and replaced with the following:

(d) “Aggregate Assets Fee Schedule” shall mean the following annual fee schedule:

[Material Redacted Pursuant to an Exemptive Order Issued by the U.S. Securities and Exchange Commission]

2. Except to the extent amended hereby, the Sub-Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to the Sub-Advisory Agreement as of the day and year first above written.

NORTHERN TRUST INVESTMENTS, INC.

By: /s/ Nina Staley
Title: Sr. Vice President

AXIOM INTERNATIONAL INVESTORS LLC

By: /s/ Kurt A. Polk
Title: President